Biogen Idec Media Contact:                Biogen Idec Investor Contacts:
Jason Glashow                    Claudine Prowse, Ph.D.
Senior Director, Public Affairs            Vice President, Investor Relations
Biogen Idec                         Biogen Idec
Tel: (781) 464-3260                    Tel: (781) 464-2442

Ben Strain
Senior Manager, Investor Relations
        Biogen Idec
Tel: (781) 464-2442

Biogen Idec 2013 Total Revenues Increase 26 Percent to $6.9 Billion

-Performance driven by significant growth in expanded MS franchise -

-Company prepares for potential introduction of two hemophilia products, new MS offerings, and an extensive set of pipeline read-outs-

Cambridge, MA, January 29, 2014 -- Biogen Idec Inc. (NASDAQ: BIIB) today reported full year and fourth quarter 2013 results, including revenue of $6.9 billion, a 26% increase compared to the prior year. Full year 2013 non-GAAP diluted earnings per share (EPS) were $8.96, an increase of 37% over 2012. Non-GAAP net income attributable to Biogen Idec for the year was $2.1 billion, an increase of 36% over the year prior.

On a reported basis, GAAP diluted EPS for 2013 were $7.81, an increase of 36% over 2012. GAAP net income attributable to Biogen Idec for 2013 was $1.9 billion, an increase of 35% versus 2012. (A reconciliation of GAAP to Non-GAAP year-end and quarterly financial results and 2014 guidance can be found in Table 3 at the end of this release).

“2013 was a great year for Biogen Idec and the patients we serve,” said Chief Executive Officer George A. Scangos. “Our existing products continued to perform well and the rapid growth of TECFIDERA - from launch to its position today as the number one prescribed oral MS therapy in the US - is a testament to our ability to develop and effectively bring new drugs to patients.”

Dr. Scangos added, “We are entering an exciting period as we plan for three new potential product launches this year, including two treatments for patients with hemophilia and the first pegylated interferon for MS -- as well as the potential approval and launch of TECFIDERA in Europe. We also are looking forward to multiple clinical readouts this year that, if successful, may support bringing forward therapies that could have a meaningful impact for patients in areas where there are currently few or no treatment options.”

In 2014, Biogen Idec expects six data read-outs for several compounds currently in early-to-mid stage clinical trials. These include data from trials on the effectiveness of potential therapies for neurodegenerative and immunological diseases, including Alzheimer’s disease, idiopathic pulmonary fibrosis, multiple sclerosis, spinal muscular atrophy and lupus.

Full Year 2013 Performance Highlights

•	AVONEX® (interferon beta-1a) revenues increased 3% over 2012 to $3.0 billion. The total was comprised of $1.9 billion in U.S. sales and $1.1 billion in sales outside the U.S.

•
TYSABRI® (natalizumab) revenues increased 34% year-over-year to $1.5 billion due to our recording of 100% of TYSABRI revenues following our acquisition of complete rights in TYSABRI from Elan in the second quarter of 2013. Global in-market sales of TYSABRI totaled $1.7 billion, increasing 3% when compared to the prior year. Total in-market sales included $958 million in the U.S. and $712 million in sales outside the U.S.

•	TECFIDERA® (dimethyl fumarate) revenues totaled $876 million, consisting of $864 million in U.S. sales and $12 million in sales in Canada and Australia.

•	RITUXAN® (rituximab) and GAZYVATM (obinutuzumab) net revenues from our unconsolidated joint business arrangement were $1.1 billion a decrease of 1% compared to 2012.

Fourth Quarter 2013 Performance Highlights

•	Fourth quarter revenues increased 39% to $2.0 billion, compared to the fourth quarter of 2012.

•	AVONEX revenues were flat compared to the fourth quarter of 2012 at $751 million. The total was comprised of $475 million in U.S. sales and $277 million in sales outside the U.S.

•
TYSABRI revenues increased by 45% to $427 million as a result of recording 100% of TYSABRI revenues following our acquisition of complete rights for the therapy in the second quarter of 2013. Global in-market sales for TYSABRI for the fourth quarter decreased 1% compared to the fourth quarter of 2012. The final ratification of the settlement of our dispute with the Italian National Medicines Agency relating to TYSABRI sales did not occur during the fourth quarter and is still pending.

•
TECFIDERA revenues were $398 million. The total was comprised of $390 million in U.S. sales and approximately $7 million in sales outside the U.S. The Company estimates that approximately $42 million of U.S. TECFIDERA revenues represented incremental inventory in the channel. As a result, revenue generated in the U.S. from underlying patient demand was approximately $348 million.

•	RITUXAN and GAZYVA net revenues from our unconsolidated joint business arrangement were $269 million, a decrease of 4% compared to the fourth quarter of 2012.

•
GAAP diluted EPS were $1.92, an increase of 56% over the fourth quarter of 2012. GAAP net income attributable to Biogen Idec for the quarter was $457 million, an increase of 57% from the fourth quarter of 2012.

•
Non-GAAP diluted EPS were $2.34, an increase of 67% over the fourth quarter of 2012. Non-GAAP net income attributable to Biogen Idec for the fourth quarter of 2013 was $557 million, an increase of 66% from the fourth quarter of 2012.

Other Financial Highlights

•
Revenues for FAMPYRA® and FUMADERM™ totaled $31 million in the fourth quarter of 2013 and $134 million for the full year, compared to $26 million in the fourth quarter of 2012 and $117 million for the full year 2012.

•
Royalty revenues totaled $61 million in the fourth quarter of 2013, compared to $56 million in the fourth quarter of 2012. For the full year, royalty revenues were $186 million, compared to $169 million for the full year 2012.

•
Corporate partner revenues totaled $29 million in the fourth quarter of 2013 compared to $6 million in the fourth quarter of 2012. For the full year, corporate partner revenues were $78 million compared to $44 million in 2012.

•	As of December 31, 2013, Biogen Idec had cash, cash equivalents and marketable securities totaling approximately $1.8 billion.

2014 Financial Guidance
Biogen Idec also announced its full year 2014 financial guidance. This guidance consists of the following components:

•	Revenue growth is expected to be approximately 22% to 25%.

•	R&D expense is expected to be approximately 20% to 22% of total revenue.

◦	R&D expense includes over $200 million earmarked for potential new business development deals.

•	SG&A expense is expected to be approximately 22% to 23% of total revenue.

•	Non-GAAP diluted EPS is expected to be between $11.00 and $11.20.

•	GAAP diluted EPS is expected to be between $9.74 and $9.94.

◦	GAAP diluted EPS is expected to include amortization of acquired intangible assets of approximately $415 million.

•	Capital expenditures are expected to be approximately $300 million.

Biogen Idec may incur charges, realize gains or experience other events in 2014 that could cause actual results to vary from this guidance.

Pipeline Updates and Fourth Quarter Events

•
The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency determined that the dimethyl fumarate in TECFIDERA qualifies as a new active substance. This designation will provide 10 years of regulatory exclusivity for TECFIDERA in the European Union. This determination follows a positive opinion for TECFIDERA by the CHMP in March 2013 as a first line oral treatment for people with relapsing-remitting multiple sclerosis, the most common form of multiple sclerosis. The CHMP’s determination has now been referred to the European Commission, which grants marketing authorization for medicines in the EU.

•	Biogen Idec and its partner Swedish Orphan Biovitrum AB made three announcements including:

◦
Detailed phase 3 data for the companies’ investigational long-lasting recombinant factor VIII Fc fusion protein candidate ELOCTATE were published online in Blood, the journal of the American Society of Hematology (ASH). Results from the A-LONG study showed that people with severe hemophilia A may achieve effective prevention or reduction of bleeding episodes with one or two prophylactic infusions a week, potentially fewer than the current standard of care.

◦
Publication of detailed results from the pivotal Phase 3 study of ALPROLIX, the companies’ investigational long-lasting recombinant factor IX Fc fusion protein candidate for hemophilia B. The study appeared in The New England Journal of Medicine (NEJM), showing that people with severe hemophilia B successfully prevented or reduced bleeding episodes with prophylactic infusions every one to two weeks. As the first long-lasting investigational therapy for hemophilia B to complete a Phase 3 study, ALPROLIX has the potential to be the first important advance in hemophilia B treatment in more than 16 years.

◦
New results from Phase 3 studies of ALPROLIX and ELOCTATE, including an interim analysis of pediatric pharmacokinetics (PK) data. These interim data are the first to demonstrate that ALPROLIX and ELOCTATE have consistently prolonged half-lives (a measure of the time therapy circulates in the bloodstream) in children, compared to study participants’ prior therapies.

•
Biogen Idec announced that it exercised its right to enter into an agreement with joint venture partner Samsung Bioepis to commercialize anti-TNF biosimilar product candidates in Europe, including biosimilars for widely used therapies to treat conditions such as rheumatoid arthritis and Crohn’s disease. Under the agreement, Biogen Idec will be responsible for commercialization of these product candidates across Europe.

•
Subsequent to the end of 2013, Biogen Idec entered into an exclusive worldwide collaboration and license agreement with Sangamo BioSciences focused on the development of therapeutics for hemoglobinopathies, inherited conditions that result from the abnormal structure or underproduction of hemoglobin. The agreement will enable Biogen Idec to further enhance its expertise in non-malignant hematology by leveraging Sangamo’s proprietary genome-editing technology platform to develop treatments targeting sickle cell disease and beta-thalassemia. This transaction is subject to customary closing conditions.

•
In November 2013, Genentech, a member of the Roche Group, announced that the U.S. Food and Drug Administration (FDA) approved GAZYVA (obinutuzumab), also known as GA101, in combination with chlorambucil chemotherapy for the treatment of people with previously untreated chronic lymphocytic leukemia. GAZYVA is the first medicine approved with the FDA’s Breakthrough Therapy Designation. Under Biogen Idec’s agreement with Genentech, Biogen Idec is responsible for 35% of the development and commercialization expenses of GAZYVA and receives between 35% and 39% of the profits of GAZYVA based upon the achievement of certain sales milestones.

Conference Call and Webcast
The Company's earnings conference call for the third quarter will be broadcast via the internet at 8:00 a.m. EDT on January 29, 2014, and will be accessible through the Investors section of Biogen Idec's homepage, www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the conference call and will be subsequently available on the website for one month.

About Biogen Idec
Through cutting-edge science and medicine, Biogen Idec discovers, develops and delivers to patients worldwide innovative therapies for the treatment of neurodegenerative diseases, hemophilia and autoimmune disorders. Founded in 1978, Biogen Idec is the world’s oldest independent biotechnology company. Patients worldwide benefit from its leading multiple sclerosis therapies. For product labeling, press releases and additional information about the Company, please visit www.biogenidec.com.

Safe Harbor
This press release contains forward-looking statements, including statements about 2014 financial guidance, potential product launches and timing thereof, possible advances and impact of potential treatments, and anticipated data read-outs. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our dependence on sales from our principal products; failure to protect and enforce our data, intellectual property and other proprietary rights and the diminution of our ability to derive anticipated benefits from our products; uncertainty of success in executing our commercial launch of TECFIDERA; uncertainty of success in commercializing and developing other products, including our ability to obtain product approvals in a timely manner or at all for new or current products; the occurrence of adverse safety events with our products; failure to compete effectively due to significant product competition in the markets for our products; changes in the availability of reimbursement for our products; adverse market and economic conditions, which may cause continued pressure on product pricing or otherwise impact the extent of reimbursement for our products or the timing of payments to us; problems with our manufacturing processes, limitation in our capacity and our reliance on third parties; dependence on collaborators and other third parties for the development and commercialization of products; failure to comply with government regulation; the risks of doing business internationally; failure to manage our growth and execute our growth initiatives; charges and other costs relating to our properties; risks and uncertainties relating to the timing, outcome and impact of legal, administrative and other proceedings and disputes; fluctuations in our effective tax rate; our ability to attract and retain qualified personnel; uncertainty and potential liabilities relating to product liability and intellectual property claims; the market, interest and credit risks associated with our portfolio of marketable securities; environmental risks; and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

###

TABLE 1
Biogen Idec Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Revenues:
Product, net	$1,607,080	$1,074,676	$5,542,331	$4,166,074
Unconsolidated joint business	269,416	280,948	1,126,017	1,137,923
Royalty	60,613	56,170	185,689	168,679
Corporate partner	28,741	6,147	78,162	43,785
Total revenues	1,965,850	1,417,941	6,932,199	5,516,461
Cost and expenses:
Cost of sales, excluding amortization of acquired intangible assets	258,553	133,828	857,726	545,494
Research and development	422,233	345,180	1,444,053	1,334,919
Selling, general and administrative	522,857	375,977	1,712,051	1,277,465
Amortization of acquired intangible assets	109,424	50,948	342,948	202,204
Collaboration profit sharing	—	77,944	85,357	317,895
(Gain) loss on fair value remeasurement of contingent consideration	2,436	3,630	(547)	27,202
Restructuring charges	—	—	—	2,225
Total cost and expenses	1,315,503	987,507	4,441,588	3,707,404
Gain on sale of rights	7,579	15,073	24,898	46,792
Income from operations	657,926	445,507	2,515,509	1,855,849
Other income (expense), net	(5,405)	(14,290)	(34,930)	(744)
Income before income tax expense and equity in loss of investee, net of tax	652,521	431,217	2,480,579	1,855,105
Income tax expense	190,261	136,341	601,014	470,554
Equity in loss of investee, net of tax	4,954	2,749	17,224	4,518
Net income	457,306	292,127	1,862,341	1,380,033
Net income attributable to non-controlling interests, net of tax	—	—	—	—
Net income attributable to Biogen Idec Inc.	$457,306	$292,127	$1,862,341	$1,380,033

Net income per share:
Basic earnings per share attributable to Biogen Idec Inc.	$1.94	$1.23	$7.86	$5.80
Diluted earnings per share attributable to Biogen Idec Inc.	$1.92	$1.23	$7.81	$5.76

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Idec Inc.	236,283	236,612	236,919	237,938
Diluted earnings per share attributable to Biogen Idec Inc.	237,627	238,324	238,308	239,740

TABLE 2
Biogen Idec Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	As of	As of
	December 31	December 31,
	2013	2012
ASSETS
Cash, cash equivalents and marketable securities	$1,222,729	$1,705,710
Accounts receivable, net	824,406	686,848
Inventory	659,003	447,373
Other current assets	478,796	404,406
Total current assets	3,184,934	3,244,337
Marketable securities	625,772	2,036,658
Property, plant and equipment, net	1,750,710	1,742,226
Intangible assets, net	4,474,653	1,631,547
Goodwill	1,232,916	1,201,296
Investments and other assets	594,350	274,054
TOTAL ASSETS	$11,863,335	$10,130,118

LIABILITIES AND EQUITY
Current portion of notes payable and line of credit	$3,494	$453,379
Other current liabilities	1,754,785	1,204,010
Notes payable and other financing arrangements	592,433	687,396
Long-term deferred tax liability	232,554	217,272
Other long-term liabilities	659,231	604,266
Equity	8,620,838	6,963,795
TOTAL LIABILITIES AND EQUITY	$11,863,335	$10,130,118

TABLE 3
Biogen Idec Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliation: Net Income and Net Income Per Share
(unaudited, in millions, except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
EARNINGS PER SHARE
GAAP earnings per share - Diluted	$1.92	$1.23	$7.81	$5.76
Adjustments to net income attributable to Biogen Idec Inc. (as detailed below)	0.42	0.17	1.15	0.77
Non-GAAP earnings per share - Diluted	$2.34	$1.40	$8.96	$6.53

An itemized reconciliation between net income attributable to Biogen Idec Inc. on a GAAP basis and net income attributable to Biogen Idec Inc. on a non-GAAP basis is as follows:

GAAP net income attributable to Biogen Idec Inc.	$457.3	$292.1	$1,862.3	$1,380.0
Adjustments:
Amortization of acquired intangible assets	105.5	49.1	330.7	194.3
(Gain) loss on fair value remeasurement of contingent consideration	2.4	3.6	(0.6)	27.2
SG&A: Stock option expense	1.1	1.3	5.3	4.1
R&D: Stock option expense	0.8	0.8	4.4	3.4
R&D: Restructuring and other	—	—	—	8.6
Weston exit costs	27.2	—	27.2	—
2010 Restructuring initiatives	—	—	—	2.2
Income tax effect related to reconciling items	(37.3)	(12.3)	(93.0)	(53.2)
Non-GAAP net income attributable to Biogen Idec Inc.	$557.0	$334.6	$2,136.3	$1,566.6

2014 Full Year Guidance: GAAP to non-GAAP adjustments

An itemized reconciliation between projected EPS on a GAAP basis and on a non-GAAP basis is as follows:

	$	Shares	Diluted EPS
Projected GAAP net income attributable to Biogen Idec Inc.	$2,338	238	$9.84
Adjustments:
Stock option expense	8
Amortization of acquired intangible assets	402
(Gain) loss on fair value remeasurement of contingent consideration	14
Income tax expense: Income tax effect related to reconciling items	(125)
Projected Non-GAAP net income attributable to Biogen Idec Inc.	$2,637	238	$11.10

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec Inc. and diluted earnings per share.

Our “Non-GAAP net income attributable to Biogen Idec Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from GAAP net income attributable to Biogen Idec Inc. and diluted earnings per share:

1. Purchase accounting and merger-related adjustments.

We exclude certain purchase accounting related items associated with the acquisition of businesses, assets and amounts in relation to the consolidation of variable interest entities for which we are the primary beneficiary. These adjustments include charges for in-process research and development, the amortization of certain acquired intangible assets and fair value remeasurements of our contingent consideration obligations. The exclusion of these charges provides management and investors with a supplemental measure of performance which the Company believes better reflects the underlying economics of the business.

2. Stock option expense recorded in accordance with the accounting standard for share-based payments.

We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

3. Weston Exit Costs.

As a result of our decision to relocate our headquarters to Cambridge, MA, we vacated a portion of our Weston, MA facility in the fourth quarter of 2013.  This charge represents our remaining lease obligation for the vacated portion of our Weston facility, net of sublease income.

4. Other items.

We evaluate other items on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Idec Inc.

TABLE 4
Biogen Idec Inc. and Subsidiaries
Product Revenues
(unaudited, in thousands)

	For the Three Months
	Ended December 31,
	2013	2012
PRODUCT REVENUES
AVONEX®	$751,496	$753,212
TYSABRI®	426,621	295,171
TECFIDERA®	397,612	—
FAMPYRA®	17,301	10,509
FUMADERMTM	14,050	15,784
Total product revenues, net	$1,607,080	$1,074,676

	For the Twelve Months
	Ended December 31,
	2013	2012
PRODUCT REVENUES
AVONEX®	$3,005,459	$2,913,105
TYSABRI®	1,526,527	1,135,896
TECFIDERA®	876,112	—
FAMPYRA®	74,006	57,398
FUMADERMTM	60,227	59,675
Total product revenues, net	$5,542,331	$4,166,074